Exhibit 99.1

KULR TECHNOLOGY GROUP ANNOUNCES PRICING OF $6.5 MILLION OFFERING

SAN DIEGO / ACCESSWIRE / May 20, 2021 / KULR Technology Group, Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced that it has entered into a securities purchase agreement (the “Purchase Agreement”) with Yorkville Advisors for the purchase and sale of an aggregate of 650 shares of Preferred Stock (the “Preferred Stock”), with each share of Preferred Stock having a stated value of $10,000 per share and being convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed price of $2.05 per share, and Warrants (the “Warrants”) to purchase up to an aggregate of 2,600,000 shares of Common Stock at a purchase price of $2.50 per share. The Warrants have an exercise price of $2.50 per share, are exercisable immediately, and will expire one (1) year following the date of issuance. The Purchase Agreement includes a provision for a lock-up period expiring the earlier of June 4th, 2021, or the Company's listing on a senior U.S. exchange. The Company will pay Yorkville Advisors a commitment fee equal to 1,300,000 shares of the Company’s Common Stock at the closing of the offering. The closing of the offering is expected to occur on or about May 20, 2021, subject to the satisfaction of customary closing conditions.

The gross proceeds to the Company from the offering are expected to be approximately $6.5 million. In addition, in the event the Warrants are exercised in full for cash, the Company expects to receive approximately $6.5 million in additional gross proceeds. However, there is no assurance that all or any portion of the Warrants will be exercised prior to their expiration.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com